EXHIBIT 11


                       FRED MEYER, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE

                   (In thousands, except per share amounts)
                                  (Unaudited)




                                      12 Weeks Ended          28 Weeks Ended
                                     -----------------      -----------------
                                     Aug. 13,  Aug. 14,     Aug. 13,  Aug. 14,
                                        1994      1993         1994      1993
                                     -------   -------      -------   -------


Weighted average number of
  shares outstanding . . . . . . . .  26,518    25,705       26,479    25,643

Weighted average number of
  shares under option. . . . . . . .   3,601     4,409        3,646     4,100

Shares assumed to have been
  purchased under the
  treasury stock method. . . . . . .  (1,443)   (1,776)      (1,421)   (1,504)
                                      ------    ------      -------    ------

Weighted average number of
  common and common equivalent
  shares outstanding . . . . . . . .  28,676    28,338       28,704    28,239
                                      ======    ======       ======    ======

Net income before the effect of
  an accounting change . . . . . . .  $19,193  $16,962      $35,179   $30,973

Effect of an accounting change . . .      ---      ---          ---    (2,588)
                                      -------  -------      -------   -------
Net income . . . . . . . . . . . . .  $19,193  $16,962      $35,179   $28,385
                                      =======  =======      =======   =======

Earnings per common share on:
  Net income before the effect
    of an accounting change. . . . .     $.67     $.60        $1.23     $1.10
  Effect of an accounting change . .      ---      ---          ---      (.09)
                                         ----     ----        -----     -----
  Net income . . . . . . . . . . . .     $.67     $.60        $1.23     $1.01
                                         ====     ====        =====     =====